Lexington Realty Trust Traded: NYSE: LXP One Penn Plaza, Suite 4015 New York NY 10119-4015

Contact:

Investor or Media Inquiries for Lexington Realty Trust:

Patrick Carroll, CFO

Lexington Realty Trust

Phone: (212) 692-7200 E-mail: pcarroll@lxp.com

FOR IMMEDIATE RELEASE

January 11, 2013

LEXINGTON REALTY TRUST ANNOUNCES

AT-THE-MARKET EQUITY OFFERING PROGRAM

New York, NY – January 11, 2013 – Lexington Realty Trust (NYSE:LXP), a real estate investment trust focused on single-tenant real estate investments, today announced the implementation of an at-the-market (“ATM”) offering program under which it may, from time to time, sell up to $100 million in common shares over the term of the program.

The common shares will be offered through Jefferies & Company, Inc. and KeyBanc Capital Markets Inc., who each will serve as a sales agent for the program. All common shares in the ATM offering program will be offered under Lexington’s existing automatic shelf registration statement (including a prospectus and prospectus supplement) filed with the Securities and Exchange Commission (“SEC”). The prospectus supplement related to this ATM offering program will be filed with the SEC. Before making an investment decision with regards to the common shares in the ATM offering program, please read the prospectus, including the related prospectus supplement, and other documents Lexington has filed with the SEC for more complete information about Lexington and this offering. Copies of the prospectus, the prospectus supplement and the registration statement may be obtained by contacting: Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, or by telephone toll free at (877) 547-6340 or by email at Prospectus_Department@Jefferies.com; or KeyBanc Capital Markets Inc., Attention: Prospectus Delivery Department, 127 Public Square, 4th Floor, Cleveland, OH 44114.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in and manages single-tenant office, industrial and retail properties leased to major corporations throughout the United States. Lexington also provides investment advisory and asset management services to investors in the single-tenant area. Lexington’s common shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

Lexington Realty Trust Traded: NYSE: LXP One Penn Plaza, Suite 4015 New York NY 10119-4015

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

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